Exhibit 4.1

TENTH AMENDMENT AND CONSENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT

This TENTH AMENDMENT AND CONSENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT, dated as of May 1, 2006 (this “Amendment”), to the Existing Credit Agreement (as hereinafter defined), by and among (i) CONN-SELMER, INC., f/k/a THE SELMER COMPANY, INC., a Delaware corporation, and the surviving corporation of the merger of United Musical Instruments USA, Inc. and United Instruments Holdings, Inc. with and into Conn-Selmer, Inc. (“Conn-Selmer”), (ii) STEINWAY, INC., a Delaware corporation (“Steinway” and together with Conn-Selmer, the “Borrowers”), (iii) those signatories hereto and identified on Schedule I (as may be amended from time to time) as Guarantors (the “Guarantors”), (iv) the lenders (the “Lenders”) from time to time party to the Existing Credit Agreement (defined below) and (v) GMAC COMMERCIAL FINANCE LLC (successor by merger to GMAC Commercial Credit, LLC), a Delaware limited liability company, as administrative agent for the Lenders hereunder (in such capacity, the “Administrative Agent”).

RECITALS

A.            The Borrowers, the Guarantors, the Administrative Agent and the Lenders have entered into the Existing Credit Agreement, pursuant to which the Lenders are providing to the Borrowers an $85,000,000 revolving credit facility and a $22,500,000 term loan facility, each of which is secured by certain accounts receivable, real estate, and other collateral of Conn-Selmer and Steinway and guaranteed by the Guarantors.

B.            Borrower has requested certain amendments to the Existing Credit Agreement because the early repayment of both Term Loan B and the SMI 8¾% Senior Notes due 2011 (i) do not fall within the definition of Scheduled Payment and (ii) no longer automatically qualify as “extraordinary items” under GAAP and as such are not automatically excluded from the definition of Consolidated Cash Flow.

C.            In consideration of the foregoing and of the mutual covenants and undertakings herein contained, the parties hereto hereby agree that the Existing Credit Agreement is amended as hereinafter provided.

ARTICLE I
Definitions

1.             Definitions. (a)  In addition to the definitions set forth in the heading and the recitals to this Amendment, the following definitions shall apply hereto:

“Existing Credit Agreement”: the Second Amended and Restated Credit Agreement, dated as of September 14, 2000, among (i) Selmer, (ii) Steinway, (iii) the Guarantors, (iv) the Lenders and (v) the Administrative Agent as amended or otherwise modified from time to time prior to the effective date of this Tenth Amendment.

(b)           Unless otherwise indicated, capitalized terms that are used but not defined herein shall have the meanings ascribed to them in the Existing Credit Agreement.

ARTICLE II
Representations

1.             Representations.  Each of the Borrowers and Guarantors hereby represents and warrants as follows:

(a)           It has full power, authority and legal right to enter into this Amendment and perform all of its respective obligations hereunder. The execution, delivery and performance hereof is within its powers and has been duly authorized, is not in contravention of any law(s) which might have a material adverse effect upon it, the Collateral, its operations, financial condition or prospects, or in contravention of the terms of its by-laws, certificate of incorporation, declaration of trust or other documents relating to its formation, as applicable, or to the conduct of its business or of any material agreement or undertaking to which it is a party or by which it is bound, and will not conflict with or result in any breach of any of the provisions of, or constitute a default under, or result in the creation of any Lien upon any of its assets under, the provisions of any agreement, charter, instrument, by-law, declaration of trust or other instrument to which it is a party or by which it or its assets may be bound.

(b)           It is duly organized and in good standing under the laws of its respective state of organization and it is qualified to do business and is in good standing in each jurisdiction in which qualification and good standing are necessary for it to conduct its businesses and own its properties and where the failure to so qualify would have a Material Adverse Effect.

(c)           This Amendment has been duly executed and delivered on its behalf and this Amendment constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

(d)           The conditions contained in Article IV hereof have been satisfied.

(e)           Each of the Loan Documents is on the date hereof in full force and effect.

(f)            No Default or Event of Default has occurred and is continuing.

ARTICLE III
Amendments to Existing Credit Agreement

1.             Amendments to Section 1.

(a)           The definition of “Consolidated Cash Flow” in Section 1.1 of the Existing Credit Agreement is hereby amended in its entirety to read as follows:

“Consolidated Cash Flow” for SMI and its consolidated Subsidiaries, consolidated net income determined in accordance with GAAP before deducting the following items (without any duplication): (i) Interest Expenses and financing charges, (ii) income taxes, (iii) depreciation, (iv) amortization, (v) extraordinary gains and losses, (vi) Loss from Extinguishment, and (vii) all other non-cash charges, in each case determined in accordance with GAAP.  Notwithstanding the foregoing, Interest Income shall not be included in Consolidated Cash Flow.”

(b)           The following definition of “Loss from Extinguishment” is hereby added to Section 1.1 of the Existing Credit Agreement:

“Loss from Extinguishment” means all of Borrowers’ costs incurred in connection with the repayment of all obligations owing under Term Loan B and the SMI 8¾% Senior Notes due 2011.”

ARTICLE IV
Conditions to Effectiveness

This Amendment, and the modifications to the Existing Credit Agreement provided for herein, shall become effective on the date (the “Tenth Amendment Effective Date”) on which all of the following conditions have been (or are concurrently being) satisfied:

1.             This Amendment shall have been duly executed and delivered by each party thereto.

2.             No Default or Event of Default shall have occurred and be continuing.

3.             All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by the Existing Credit Agreement and this Amendment shall be reasonably satisfactory in form and substance to the Administrative Agent, and the Administrative Agent shall have received such other documents in respect of any aspect or consequence of the transactions contemplated hereby or thereby as it shall reasonably request.

ARTICLE V
Miscellaneous

1.             No Other Amendments; Confirmation. Except as expressly amended, modified and supplemented hereby and by the documents related hereto, the provisions of the Existing Credit Agreement and the other Loan Documents shall remain in full force and effect.

2.             Affirmation by Loan Parties.  Each Loan Party hereby reaffirms its obligations under the Loan Documents executed by such Loan Party.

3.             Governing Law; Counterparts.  (a)  This Amendment and the rights and obligations of the parties hereto shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

(b)           This Amendment may be executed by one or more of the parties hereto on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  A set of the copies of this Amendment signed by all the parties shall be lodged with each of the Borrowers and the Administrative Agent, as the Administrative Agent.  This Amendment may be delivered by facsimile transmission of the relevant signature pages hereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the day and year first above written.

CONN-SELMER, INC.,
Borrower

By:	/s/ Dennis M. Hanson
Title: Senior Executive Vice President

STEINWAY, INC.,
Borrower

By:	/s/ Dennis M. Hanson
Title: Senior Executive Vice President and Chief Financial Officer

GMAC COMMERCIAL FINANCE LLC
(successor by merger to GMAC Commercial Credit, LLC),
as Administrative Agent

By:	/s/ Daniel J. Murray
Title: Vice President

GMAC COMMERCIAL FINANCE LLC
(successor by merger to GMAC Commercial Credit, LLC),
as Lender

By:	/s/ Daniel J. Murray
Title: Vice President

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FLEET CAPITAL CORPORATION,
as Lender

By:	/s/ Christopher M. O’Halloran
Title: Vice President

THE BANK OF NEW YORK,
as Lender

By:	/s/ Anthony Creanza
Title: Vice President

TD BANKNORTH, N.A., (formerly known as Banknorth, N.A.)
as Lender

By:	/s/ Matthew Leighton
Title:

LASALLE BUSINESS CREDIT, LLC,
as Lender

By:	N/A
Title:

ISRAEL DISCOUNT BANK OF NEW YORK,
as Lender

By:	N/A
Title:

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SCHEDULE I

GUARANTORS

Steinway Musical Instruments, Inc.,
Guarantor

By:	/s/ Dennis M. Hanson
Title: Senior Executive Vice President and Chief Financial Officer

800 South Street
Suite 425
Waltham, MA 02453

The Steinway Piano Company, Inc.,
Guarantor

By:	/s/ Dennis M. Hanson
Title: Senior Executive Vice President and Chief Financial Officer

600 Industrial Parkway
Elkhart, IN 46516

S&B Retail, Inc.,
Guarantor

By:	/s/ Dennis M. Hanson
Title: Senior Executive Vice President and Chief Financial Officer

455 Route 17 South
Paramus, New Jersey 07652

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Boston Piano Company, Inc.,
Guarantor

By:	/s/ Dennis M. Hanson
Title: Senior Executive Vice President and Chief Financial Officer

37-11 19th Avenue
Long Island City, NY 11105

The O.S. Kelly Corporation,
Guarantor

By:	/s/ Dennis M. Hanson
Title: Senior Executive Vice President

P.O. Box 1267
318 E. North Spring Street
Springfield, OH 45503